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Exhibit 99.1

For:	Crocs, Inc.
Company Contact:	Peter Case/Chief Financial Officer Tia Mattson/Public Relations Manager (303) 848-7000
Investor/Media Contact:	Integrated Corporate Relations, Inc. Investors: Chad Jacobs/Brendon Frey Media: Michael Fox (203) 682-8200

CROCS, INC. REPORTS FISCAL 2006 SECOND QUARTER FINANCIAL RESULTS
—Second Quarter Revenues More than Triple to $85.6 Million vs. $25.8 Million Last Year—
—Company Reports 2Q06 Diluted EPS Including Share-based Compensation of $0.39 vs. $0.10—
—Last Year Company Issues Third Quarter 2006 Guidance—

        NIWOT, COLORADO—August 3, 2006—Crocs, Inc. (NASDAQ: CROX) today reported its results of operations for the second quarter ended June 30, 2006.

        Revenues for the second quarter ended June 30, 2006 increased 231.8% to $85.6 million compared to revenues of $25.8 million for the second quarter ended June 30, 2005. Revenue for the six months ended June 30, 2006 increased 255.6% to $130.5 million compared to revenues of $36.7 million for the six months ended June 30, 2005. Net income attributable to common stockholders for the second quarter of fiscal 2006 was $15.7 million, or $0.39 per diluted share, compared to net income attributable to common stockholders of $3.3 million, or $0.10 per diluted share, for the second quarter of fiscal 2005. Second quarter net income attributable to common stockholders includes non-cash share-based compensation expense, net of tax effect, of $1.5 million compared to $685,000 for the comparable period of 2005. Excluding the non-cash share-based compensation expense, non-GAAP net income was $17.2 million and non-GAAP net income per diluted common share was $0.43 for the second quarter ended June 30, 2006. Net income attributable to common stockholders for the six months ended June 30, 2006 was $22.1 million, or $0.56 per diluted share, compared to net income attributable to common stockholders of $5.3 million, or $0.16 per diluted share, for the six months ended June 30, 2005.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Revenues	$85,635	$25,769	$130,477	$36,727
GAAP net income attributable to common stockholders	$15,666	$3,282	$22,074	$5,254
Non-GAAP net income, excluding share-based compensation, net of tax effect	$17,198	$3,967	$24,636	$7,415
GAAP net income per diluted common share	$0.39	$0.10	$0.56	$0.16
Non-GAAP net income per diluted common share, excluding share-based compensation	$0.43	$0.12	$0.63	$0.22

        Ron Snyder, President and Chief Executive Officer of Crocs, Inc., commented "Our second quarter results were much stronger than we anticipated due to increased demand for our footwear both domestically and overseas. Importantly, sales were driven by robust demand for our core product, as well as positive consumer reaction to our new styles, such as Athens, Off-Road and Scutes. At the same time, we drove improvements in operating leverage, which allowed us to generate a significant improvement in our bottom line."

        Gross profit for the three months ended June 30, 2006 was $47.0 million, or 54.8% of revenues, compared to gross profit of $14.0 million, or 54.2% of revenues for the three months ended June 30, 2005. Gross profit for the six months ended June 30, 2006 was $70.6 million, or 54.1% of revenues, compared to gross profit of $20.8 million, or 56.7% of revenues for the six months ended June 30, 2005. Selling, general and administrative expenses for the three months ended June 30, 2006 was $23.3 million, or 27.2% of revenues, compared to $8.6 million, or 33.2% of revenues in the corresponding period a year ago. Selling, general and administrative expenses for the six months ended June 30, 2006 was $37.0 million, or 28.4% of revenues, compared to $13.2 million, or 35.6% of revenues in the corresponding period a year ago.

        For the third quarter ending September 30, 2006, the Company currently anticipates total revenues to be in the range of $87.0 to $90.0 million and projects its net income per diluted share to range from $0.38 to $0.40, including share-based compensation expense.

        Mr. Snyder concluded, "The first six months of 2006 have been marked by a number of important accomplishments for Crocs. Financially, we reported significant improvements in revenues, net income, and income per diluted share, as well as completed a very successful initial public offering. Operationally, we made strategic investments in our infrastructure, particularly in the areas of manufacturing, shipping and warehousing in order to better serve our retail partners and to fully capitalize on the growing demand for our products. Strategically, we have further diversified our business with the introduction of new products and the addition of new channels of distribution. We are very pleased with the progress we have made across the board and we look forward to building on our positive momentum going forward."

Non-GAAP Disclosures

        This press release includes certain non-GAAP financial measures with respect to net income and diluted earnings per common share, excluding the impact of share-based compensation expense. The Company's management uses these measures to monitor and evaluate operating results and trends and to gain an understanding of the comparative operating performance of the Company. The Company believes these measures enable investors to assess the Company's performance on the same basis applied by management and to ease comparisons of the Company's operating performance from period to period and among other companies that separately identify share-based compensation expenses.

Conference Call Information

        A conference call to discuss second quarter fiscal 2006 financial results is scheduled for today (Thursday, August 3) at 4:30 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the 'Investor Relations' link under the Company section on www.crocs.com and at www.viavid.net. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc.

        Crocs, Inc. is a rapidly growing designer, manufacturer and marketer of footwear for men, women and children under the crocs brand. All of our footwear products incorporate our proprietary closed-cell resin material, which we believe represents a substantial innovation in footwear comfort and functionality. Our proprietary closed-cell resin, which we refer to as croslite™ enables us to produce a soft and lightweight, non-marking, slip- and odor-resistant shoe. These unique properties make crocs footwear ideal for casual wear, as well as for recreational uses such as boating, hiking, fishing and gardening, and have enabled us to successfully market our products to a broad range of consumers.

Forward Looking Statements

        The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our expectations regarding our total revenues and net income per diluted share for the third quarter ending September 30, 2006. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the potential effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading "Risk Factors," and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005(1)
Revenues	$85,635	$25,769	$130,477	$36,727
Cost of Sales	38,665	11,800	59,828	15,919
Gross Profit	46,970	13,969	70,649	20,808
Selling, general and administrative expenses	23,312	8,552	36,978	13,225
Income from operations	23,658	5,417	33,671	7,583
Interest expense	92	165	391	202
Other expense (income), net:	(366)	6	(662)	23
Income before income taxes	23,932	5,246	33,942	7,358
Income tax expense	8,266	1,896	11,835	1,968
Net income	15,666	3,350	22,107	5,390
Dividends on redeemable convertible preferred shares	0	68	33	136
Net income attributable to common stockholders	15,666	3,282	22,074	5,254
Net income per share:	$0.41	$0.13	$0.62	$0.16
Diluted	$0.39	$0.10	$0.56	$0.16
Weighted average common shares:
Basic	38,286,877	25,217,641	35,608,875	25,197,004
Diluted	40,427,703	33,497,743	39,351,248	33,289,163

(1)
Our Statement of Operations for the six month period ended June 30, 2005 has been restated to reflect the effect of adjustments to our share-based compensation. See the notes to our Form 10-Q filing for the quarter ended June 30, 2006 for further information, which will be filed by August 14, 2006.

Crocs, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$67,017	$4,787
Accounts receivable, net	47,252	17,641
Inventories, net	40,839	28,494
Deferred tax assets	1,636	1,939
Prepaid expenses and other current assets	3,345	3,492
Total current assets	160,089	56,353
Property and equipment, net	19,924	14,765
Goodwill	351	336
Other intangibles, net	7,523	5,311
Deferred tax assets, net	1,532	1,084
Other assets	777	183
Total assets	$190,196	$78,032
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,466	$20,829
Accrued liabilities and other liabilities	16,101	8,178
Income taxes payable	5,214	8,697
Notes payable and current installments of long-term debt	864	8,601
Total current liabilities	37,645	46,305
Long-term debt	1,742	3,422
Deferred tax liabilities	1,884	1,772
Other liabilities	286	319
Total liabilities	41,557	51,818
Commitments and contingencies
Redeemable common shares, 8,410,320 shares issued and outstanding at December 31, 2005	—	1,800
Redeemable convertible preferred shares, par value $0.001 per share; 8,000,000 shares authorized 7,452,492 shares issued and outstanding in 2005—preferences in liquidation of $5,500	—	5,500
Stockholders' equity:
Common shares, par value $0.001 per share; 125,000,000 and 25,000,000 shares authorized, 38,411,687 and 17,449,699 shares issued and outstanding	38	17
Additional paid-in-capital	117,202	13,976
Deferred compensation	(8,186)	(12,364)
Retained earnings	38,772	16,697
Accumulated other comprehensive income	813	588
Total stockholders' equity	148,639	18,914
Total liabilities and stockholders' equity	$190,196	$78,032

Crocs, Inc.
Reconciliation of Non-GAAP
Financial Results
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005(1)
GAAP Net income attributable to common stockholders	$15,666	$3,282	$22,074	$5,254
Plus:
Share-based compensation, net of tax	1,532	685	2,562	2,161

Non-GAAP net income	17,198	3,967	24,636	7,415

Non-GAAP net income per share:
Diluted	$0.43	$0.12	$0.63	$0.22
Weighted average common shares:
Diluted	40,427,703	33,497,743	39,351,248	33,289,163

(1)
Our Statement of Operations for the six month period ended June 30, 2005 has been restated to reflect the effect of adjustments to our share-based compensation. See the notes to our Form 10-Q filing for the quarter ended June 30, 2006 for further information, which will be filed by August 14, 2006.

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CROCS, INC. REPORTS FISCAL 2006 SECOND QUARTER FINANCIAL RESULTS —Second Quarter Revenues More than Triple to $85.6 Million vs. $25.8 Million Last Year— —Company Reports 2Q06 Diluted EPS Including Share-based Compensation of $0.39 vs. $0.10— —Last Year Company Issues Third Quarter 2006 Guidance—